Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258749

PROSPECTUS SUPPLEMENT NO. 5
(to prospectus dated March 15, 2022)

Ardagh Metal Packaging S.A.

16,749,984 ORDINARY SHARES
OFFERED BY ARDAGH METAL PACKAGING S.A.

517,571,133 ORDINARY SHARES and
5,716,982 WARRANTS
OFFERED BY THE SELLING SECURITYHOLDERS

This prospectus supplement amends and supplements the prospectus dated March 15, 2022 (the “Prospectus”) which forms a part of our Registration Statement on Form F-1, as amended and supplemented (Registration Statement No. 333-258749). This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on July 8, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares and Warrants are traded on The New York Stock Exchange (“NYSE”) under the symbol “AMBP” and “AMBP.WS,” respectively. The last reported sale price of the Ordinary Shares was $6.26 per share on July 7, 2022, and the last reported sale price of the Warrants was $0.90 per warrant on July 7, 2022 as reported on NYSE.

You should read the Prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 18 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 8, 2022.

UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of July, 2022

Commission File Number: 001-40709

Ardagh Metal Packaging S.A.

(Name of Registrant)

56, rue Charles Martel

L-2134 Luxembourg, Luxembourg

+352 26 25 85 55

 (Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒        Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

EXHIBIT INDEX

The following exhibit is filed as part of this Form 6-K:

Exhibit Number	Description
99.1	Results of the 2022 Extraordinary General Meeting of Shareholders of Ardagh Metal Packaging S.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Ardagh Metal Packaging S.A. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:    July 8, 2022

Ardagh Metal Packaging S.A.

By:	/s/ Oliver Graham
Name:	Oliver Graham
Title:	Chief Executive Officer

Exhibit 99.1

On July 8, 2022, Ardagh Metal Packaging S.A. (the “Company”) held an Extraordinary General Meeting of Shareholders (the “EGM”) by way of proxy without physical presence of shareholders in accordance with the Luxembourg law of September 23, 2020 as amended. At the EGM, the Company’s shareholders voted on three proposals as set forth below, each of which is described in detail in the proxy statement filed by the Company on June 17, 2022 and available on the Company’s website (the “Proxy Statement”). Each of the three proposals was approved at the EGM by an affirmative vote of at least two-thirds of the votes validly cast by the shareholders entitled to vote at the EGM. The percentage of the number of votes cast as “for” each proposal exceeded 84%.

1.	Amendment of the Articles of Association of the Company and restructuring of the share capital of the Company to rename the shares in issue as Ordinary Shares and create a new class of redeemable preferred shares, with the rights set out in the amended Articles of Association. The amendments to the Articles of Association are included as Exhibit A to the Proxy Statement and available to the shareholders on the Company’s website and at the registered office of the Company.

2.	Renewal and extension of the authorization granted to the Board of Directors to increase the issued share capital up to the authorized share capital with authority to limit or cancel the shareholders’ preferential subscription right, during a period of five years ending on the fifth anniversary of the EGM and amendment to article 7.3 of the Articles of Association accordingly.

3.	Renewal and extension of the authorization granted to the Board of Directors to purchase, acquire or receive the Company’s own shares for cancellation or hold them as treasury shares during a period of five years ending on the fifth anniversary of the EGM and amendment to article 8 of the Articles of Association accordingly.